Exhibit 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Third Quarter 2010 Results
Net Income Attributable to HCA Inc. Increases 24.3 Percent
Nashville, Tenn., November 9, 2010 — HCA Inc. today announced financial and operating results for its third quarter ended September 30, 2010.
Key third quarter metrics (all percentage changes compare 3Q 2010 to 3Q 2009 unless noted):
•	Revenues increased 1.5 percent to $7.647 billion — cash revenues increased 4.6 percent to $6.926 billion.

•	Net income attributable to HCA Inc. totaled $243 million, an increase of 24.3 percent

•	Adjusted EBITDA increased 6.6 percent to $1.357 billion, a 90 basis point improvement in margin to 17.8 percent

•	Cash revenue per equivalent admission increased 4.1 percent

•	Cash flows from operations increased $219 million to $1.260 billion

•	Same facility equivalent admissions increased 0.7 percent while same facility admissions declined 0.6 percent

•	Surgeries on a same facility basis declined 2.1 percent
Third quarter of 2010 results improved due to a continued focus on revenue growth and operational efficiencies. Same facility equivalent admissions increased 0.7 percent in the third quarter of 2010, compared to the prior year, reflecting both inpatient and outpatient volumes. Same facility admissions declined 0.6 percent, reflecting reduced deliveries and a difficult comparison due to high H1N1 flu volumes in the third quarter of 2009. Same facility emergency room visits increased 1.2 percent in the third quarter of 2010 compared to an increase of 11.1 percent in the third quarter of 2009 which was primarily the result of the H1N1 flu volumes.
Revenues in the third quarter increased 1.5 percent to $7.647 billion compared to $7.533 billion in the third quarter of 2009. Cash revenues totaled $6.926 billion compared to $6.623 billion, an increase of 4.6 percent, compared to the prior year’s third quarter. Cash revenues is a non-GAAP measure and reflects the Company’s reported revenues less the provision for doubtful accounts (bad debts). Revenue growth was driven by increased volume, revenue per equivalent admission and patient acuity, which increased 2.7 percent in the quarter compared to the prior year. Net income attributable to HCA Inc. totaled $243 million compared to $196 million in the third quarter of 2009. Adjusted EBITDA increased 6.6 percent in the quarter to $1.357 billion compared to $1.273 billion in the prior year. Tables describing adjusted EBITDA and cash revenues and reconciling net income attributable to HCA Inc. to adjusted EBITDA, and reported revenues to cash revenues, are included in this release. Results in the third quarter of 2010 include impairments of long-lived assets of $10 million and losses on sale of facilities of $2 million compared to impairments of long-lived assets of $3 million in the third quarter of 2009.
“We believe our solid performance this year is due to effective execution of our operating strategies, which are centered on improvements in clinical care, patient service and operating efficiencies. We continue to invest in those strategies that advance these agendas,” stated Richard M. Bracken, Chairman of the Board and Chief Executive Officer of HCA.
The Company’s provision for doubtful accounts declined to $721 million, or 9.4 percent of revenues, in the third quarter of 2010, compared to $910 million, or 12.1 percent of revenues, in the same period of 2009. This decline is primarily due to a $476 million increase in charity care and uninsured discounts in the third quarter. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care, was 26.4 percent for the third quarter of 2010, compared to 24.9 percent for the third quarter of 2009. Same facility uninsured admissions increased 3.9 percent in the third quarter compared to the prior year and comprised 7.4 percent of total admissions compared to 7.1 percent in the third quarter of 2009.
During the third quarter of 2010, salaries and benefits, supplies and other operating expenses totaled $5.636 billion, or 73.7 percent of revenues (81.4 percent of cash revenues), compared to $5.403 billion, or 71.7 percent of revenues (81.6 percent of cash revenues), in the third quarter of 2009.
Nine Months Ended September 30, 2010
Revenues for the nine months ended September 30, 2010 totaled $22.947 billion compared to $22.447 billion in the same period of 2009. Net income attributable to HCA Inc. was $924 million for the nine month period of 2010, an increase of 10.3 percent, compared to $838 million in the previous year. Adjusted EBITDA totaled $4.421 billion compared to $4.129 billion in 2009. Results for the nine months of 2010 include impairments of long-lived assets of $119 million and losses on sales of facilities of $2 million compared to impairments of long-lived assets of $16 million and losses on sales of facilities of $8 million for the nine month period of 2009.
As of September 30, 2010, HCA’s balance sheet reflected cash and cash equivalents of $377 million, total debt of $26.079 billion, and total assets of $23.253 billion. During the third quarter of 2010, capital expenditures totaled $324 million and for the first nine months of 2010 they totaled $860 million. Net cash provided by operating activities in the third quarter totaled $1.260 billion compared to $1.041 billion in the prior year’s third quarter. Through September 30, 2010, net cash provided by operating activities totaled $2.611 billion compared to $2.315 billion for the same period of 2009. As of September 30, 2010, HCA had in excess of $2.1 billion of liquidity under its senior secured revolving credit facilities.

As of September 30, 2010 HCA operated 162 hospitals and 104 freestanding surgery centers (including eight hospitals and eight free standing surgery centers operated through equity method joint ventures).
Hospital Acquisitions
On November 1, 2010, St. David’s Healthcare System, a partnership between HCA and the St. David’s Foundation, completed the acquisition of The Heart Hospital of Austin located in Austin, TX. Also, Methodist Healthcare System, a partnership between HCA and the Methodist Healthcare Ministries, has entered into a definitive agreement to purchase substantially all of the assets of Texsan Heart Hospital in San Antonio, TX with closing expected during the first quarter of 2011.
Proposed Distribution to Stockholders
It is contemplated that, subject to applicable legal and contractual restrictions, during the fourth quarter of 2010, an approximate $2 billion distribution will be declared to the Company’s existing stockholders and holders of vested stock options. A portion of such distribution would be funded using funds available under the Company’s existing senior secured revolving credit facilities. The balance of such distribution, if any, would be funded with proceeds from new indebtedness contemplated to be incurred by a newly-created holding company. There can be no assurance that the incurrence of such indebtedness and related holding company restructuring and distribution will be completed. The Company’s leverage ratio as of September 30, 2010, as measured by the ratio of long-term debt to adjusted EBITDA, was 4.52x. On a pro forma basis, to reflect the contemplated distribution and related indebtedness, the Company’s estimated leverage ratio would be 4.88x for the same date.
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.talkpoint.com/viewer/starthere.asp?Pres=133103 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization, (2) the impact of the substantial indebtedness incurred to finance the recapitalization and distributions and proposed distributions to stockholders and the ability to refinance such indebtedness on acceptable terms, (3) the effects related to the enactment of federal health care reform, the possible enactment of additional federal or state health care reform and possible changes to health care reform and other federal, state or local laws or regulations affecting the health care industry, (4) increases, particularly during periods of economic slowdown, in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential liabilities and other claims that may be asserted against us, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Condensed Consolidated Income Statements
Third Quarter
(Dollars in millions)

	2010		2009
	Amount	Ratio	Amount	Ratio
Revenues	$7,647	100.0%	$7,533	100.0%

Salaries and benefits	3,134	41.0	3,013	40.0
Supplies	1,234	16.1	1,206	16.0
Other operating expenses	1,268	16.6	1,184	15.7
Provision for doubtful accounts	721	9.4	910	12.1
Equity in earnings of affiliates	(67)	(0.9)	(53)	(0.7)
Depreciation and amortization	352	4.7	354	4.7
Interest expense	525	6.9	510	6.8
Losses on sales of facilities	2	—	—	—
Impairments of long-lived assets	10	0.1	3	—

	7,179	93.9	7,127	94.6

Income before income taxes	468	6.1	406	5.4

Provision for income taxes	143	1.9	132	1.8

Net income	325	4.2	274	3.6

Net income attributable to noncontrolling interests	82	1.0	78	1.0

Net income attributable to HCA Inc.	$243	3.2	$196	2.6

HCA Inc.
Condensed Consolidated Income Statements
For the Nine Months Ended September 30, 2010 and 2009
(Dollars in millions)

	2010		2009
	Amount	Ratio	Amount	Ratio
Revenues	$22,947	100.0%	$22,447	100.0%

Salaries and benefits	9,282	40.4	8,880	39.6
Supplies	3,685	16.1	3,627	16.2
Other operating expenses	3,696	16.1	3,410	15.1
Provision for doubtful accounts	2,073	9.0	2,583	11.5
Equity in earnings of affiliates	(210)	(0.9)	(182)	(0.8)
Depreciation and amortization	1,062	4.7	1,067	4.8
Interest expense	1,571	6.8	1,487	6.6
Losses on sales of facilities	2	—	8	—
Impairments of long-lived assets	119	0.5	16	0.1

	21,280	92.7	20,896	93.1

Income before income taxes	1,667	7.3	1,551	6.9

Provision for income taxes	488	2.2	480	2.1

Net income	1,179	5.1	1,071	4.8

Net income attributable to noncontrolling interests	255	1.1	233	1.1

Net income attributable to HCA Inc.	$924	4.0	$838	3.7

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Results Summary
(Dollars in millions)

			For the Nine Months
	Third Quarter		Ended September 30,
	2010	2009	2010	2009
Revenues	$7,647	$7,533	$22,947	$22,447

Net income attributable to HCA Inc.	$243	$196	$924	$838
Losses on sales of facilities (net of tax)	1	—	1	5
Impairments of long-lived assets (net of tax)	6	2	75	10

Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets (a)	250	198	1,000	853
Depreciation and amortization	352	354	1,062	1,067
Interest expense	525	510	1,571	1,487
Provision for income taxes	148	133	533	489
Net income attributable to noncontrolling interests	82	78	255	233

Adjusted EBITDA (a)	$1,357	$1,273	$4,421	$4,129

(a)	Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are non-GAAP financial measures. We believe net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and GAAP net income attributable to HCA Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
Third Quarter
(Dollars in millions)

	2010			2009
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$7,647		100.0	$7,533		100.0
Provision for doubtful accounts	721			910

Cash revenues (a)	6,926	100.0		6,623	100.0

Salaries and benefits	3,134	45.2	41.0	3,013	45.5	40.0
Supplies	1,234	17.8	16.1	1,206	18.2	16.0
Other operating expenses	1,268	18.4	16.6	1,184	17.9	15.7

% changes from prior year:
Revenues	1.5%
Cash revenues	4.6
Revenue per equivalent admission	1.1
Cash revenue per equivalent admission	4.1

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. We increased our uninsured discount percentages during August 2009 and the resulting effects, for the third quarter of 2010, were an increase in uninsured discounts of $431 million and a decline in the provision for doubtful accounts of $189 million, compared to the third quarter of 2009. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
For the Nine Months Ended September 30, 2010 and 2009
(Dollars in millions)

	2010			2009
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$22,947		100.0	$22,447		100.0
Provision for doubtful accounts	2,073			2,583

Cash revenues (a)	20,874	100.0		19,864	100.0

Salaries and benefits	9,282	44.5	40.4	8,880	44.7	39.6
Supplies	3,685	17.7	16.1	3,627	18.3	16.2
Other operating expenses	3,696	17.6	16.1	3,410	17.1	15.1

% changes from prior year:
Revenues	2.2%
Cash revenues	5.1
Revenue per equivalent admission	1.3
Cash revenue per equivalent admission	4.2

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. We increased our uninsured discount percentages during August 2009 and the resulting effects, for the first nine months of 2010, were an increase in uninsured discounts of $1.316 billion and a decline in the provision for doubtful accounts of $510 million, compared to the first nine months of 2009. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30,	June 30,	December 31,
	2010	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$377	$350	$312
Accounts receivable, net	3,636	3,769	3,692
Inventories	815	805	802
Deferred income taxes	1,045	1,126	1,192
Other	678	742	579

Total current assets	6,551	6,792	6,577

Property and equipment, at cost	25,226	24,950	24,669
Accumulated depreciation	(14,090)	(13,798)	(13,242)

	11,136	11,152	11,427

Investments of insurance subsidiary	665	646	1,166
Investments in and advances to affiliates	857	870	853
Goodwill	2,610	2,583	2,577
Deferred loan costs	371	391	418
Other	1,063	986	1,113

	$23,253	$23,420	$24,131

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,254	$1,179	$1,460
Accrued salaries	1,007	927	849
Other accrued expenses	1,373	1,262	1,158
Long-term debt due within one year	696	1,029	846

Total current liabilities	4,330	4,397	4,313

Long-term debt	25,383	25,769	24,824
Professional liability risks	1,027	1,029	1,057
Income taxes and other liabilities	1,611	1,589	1,768

Total liabilities	32,351	32,784	31,962

Equity securities with contingent redemption rights	144	144	147

EQUITY (DEFICIT)
HCA Inc. stockholders’ deficit	(10,259)	(10,525)	(8,986)
Noncontrolling interests	1,017	1,017	1,008

Total deficit	(9,242)	(9,508)	(7,978)

	$23,253	$23,420	$24,131

HCA Inc.
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2010 and 2009
(Dollars in millions)

	2010	2009
Cash flows from operating activities:
Net income	$1,179	$1,071
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(1,927)	(2,136)
Provision for doubtful accounts	2,073	2,583
Depreciation and amortization	1,062	1,067
Income taxes	(10)	(485)
Losses sales of facilities	2	8
Impairments of long-lived assets	119	16
Amortization of deferred loan costs	60	60
Share-based compensation	24	21
Pay-in-kind interest	—	58
Other	29	52

Net cash provided by operating activities	2,611	2,315

Cash flows from investing activities:
Purchase of property and equipment	(860)	(915)
Acquisition of hospitals and health care entities	(35)	(42)
Disposal of hospitals and health care entities	26	39
Change in investments	473	113
Other	(2)	(2)

Net cash used in investing activities	(398)	(807)

Cash flows from financing activities:
Issuance of long-term debt	1,387	2,979
Net change in revolving credit facilities	1,035	(1,125)
Repayment of long-term debt	(2,020)	(3,050)
Distributions to noncontrolling interests	(282)	(254)
Payment of debt issuance costs	(25)	(68)
Payment of cash distributions to stockholders	(2,251)	—
Other	8	(12)

Net cash used in financing activities	(2,148)	(1,530)

Change in cash and cash equivalents	65	(22)
Cash and cash equivalents at beginning of period	312	465

Cash and cash equivalents at end of period	$377	$443

Interest payments	$1,399	$1,154
Income tax payments, net	$498	$965

HCA Inc.
Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2010	2009	2010	2009
Consolidating Hospitals:
Number of Hospitals	154	155	154	155
Weighted Average Licensed Beds	38,645	38,829	38,646	38,819
Licensed Beds at End of Period	38,636	38,829	38,636	38,829

Reported:
Admissions	383,800	387,600	1,167,900	1,171,200
% Change	-1.0%		-0.3%
Equivalent Admissions	617,700	615,100	1,851,100	1,835,200
% Change	0.4%		0.9%
Revenue per Equivalent Admission	$12,379	$12,245	$12,396	$12,231
% Change	1.1%		1.3%
Inpatient Revenue per Admission	$12,068	$11,833	$12,034	$11,625
% Change	2.0%		3.5%

Patient Days	1,826,000	1,848,000	5,636,700	5,673,600
Equivalent Patient Days	2,939,900	2,934,100	8,934,100	8,890,500

Inpatient Surgery Cases	121,600	125,300	365,900	372,300
% Change	-3.0%		-1.7%
Outpatient Surgery Cases	194,100	199,100	583,400	593,700
% Change	-2.5%		-1.7%

Emergency Room Visits	1,457,100	1,441,200	4,260,400	4,198,900
% Change	1.1%		1.5%

Outpatient Revenues as a Percentage of Patient Revenues	38.3%	38.1%	37.7%	38.3%

Average Length of Stay	4.8	4.8	4.8	4.8

Occupancy	51.4%	51.7%	53.4%	53.5%
Equivalent Occupancy	82.8%	82.1%	84.6%	83.8%

Same Facility:
Admissions	381,300	383,800	1,160,300	1,160,400
% Change	-0.6%		0.0%
Equivalent Admissions	613,200	608,700	1,837,900	1,817,200
% Change	0.7%		1.1%
Revenue per Equivalent Admission	$12,344	$12,240	$12,368	$12,226
% Change	0.8%		1.2%
Inpatient Revenue per Admission	$12,080	$11,856	$12,049	$11,654
% Change	1.9%		3.4%

Inpatient Surgery Cases	121,000	124,300	363,400	369,700
% Change	-2.6%		-1.7%
Outpatient Surgery Cases	192,600	196,000	576,600	585,300
% Change	-1.8%		-1.5%

Emergency Room Visits	1,442,200	1,424,600	4,224,500	4,155,100
% Change	1.2%		1.7%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	154	155	154	155
Nonconsolidating (Equity Joint Ventures)	8	8	8	8

Total Number of Hospitals	162	163	162	163